Exhibit 99.1

AMERICAN TOWER PARTNERS WITH STONEPEAK IN U.S. DATA CENTER BUSINESS

Boston, Massachusetts and New York City, New York – July 11, 2022 – American Tower Corporation (NYSE: AMT) and Stonepeak, a leading alternative investment firm specializing in infrastructure and real assets, today announced that Stonepeak, on behalf of certain affiliated investment vehicles, will acquire an ownership interest of approximately 29% in American Tower’s U.S. data center business as part of a new long-term strategic partnership. The partnership will be realized through an investment in common equity and mandatorily convertible preferred equity, in a transaction valued at $2.5 billion, implying an enterprise value of approximately $10.5 billion for the U.S. data center business (held as subsidiaries of American Tower). Pursuant to the related partnership agreement, American Tower will retain managerial and operational control, as well as day-to-day oversight of its U.S. data center business, and Stonepeak will obtain certain governance rights. Stonepeak is making its investment as part of its core infrastructure strategy. The affiliated investment vehicles have received equity and debt commitment letters in the amount of $2.5 billion from equity and debt financing sources.

The transaction will position American Tower and Stonepeak to mutually benefit from the demand for low-latency, hybrid IT solutions and agile interconnection across the platform’s data center campuses, which are strategically located in key U.S. metro areas. The platform’s data center portfolio consists of 27 data centers in 10 U.S. markets, more than 450 networks, 23 native cloud on-ramps and over 35,000 interconnections.

Tom Bartlett, American Tower’s President and Chief Executive Officer, stated, “We are pleased to partner with Stonepeak in our U.S. data center business, where we expect to create value through growth in our highly interconnected, cloud on-ramp rich portfolio of data center assets. In Stonepeak, we’ve found a like-minded partner, with deep communications infrastructure experience and a long-term investment philosophy that aligns with the principles of American Tower and our longer-term strategy in the data centers segment. While this transaction supports the equity financing component for our previously completed CoreSite acquisition, it also creates a platform through which growth opportunities can be strategically evaluated and financed, with American Tower and Stonepeak committed to executing on opportunities as the 5G ecosystem continues to develop.”

Andrew Thomas, Managing Director and Co-Head of Communications at Stonepeak, added, “American Tower has established one of the premier network dense, interconnection-focused data center platforms in the U.S. through CoreSite and previous acquisitions, which we view as a great fit for our core infrastructure strategy. The platform is strategically positioned to be at the forefront of the continued shift from a traditional centralized infrastructure model to a cloud-based, connected and distributed digital infrastructure model and we are excited to partner with the American Tower team to help accelerate investment behind this trend in the years to come.”

J.P. Morgan is serving as lead financial advisor to American Tower, who is also being advised by CDX Advisors. Cleary Gottlieb Steen & Hamilton LLP is serving as principal legal advisor to American Tower, who is also being advised by Sullivan & Worcester LLP with respect to certain REIT and tax matters. MUFG Bank, Ltd. is serving as sole financial advisor to Stonepeak. Sidley Austin LLP is serving as principal legal advisor to Stonepeak. The transaction is expected to close in the third quarter of 2022, subject to customary closing conditions.

About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 221,000 communications sites and a highly interconnected footprint of U.S. data center facilities. For more information about American Tower, please visit the “Earnings Materials” and “Investor Presentations” sections of our investor relations website at www.americantower.com.

About Stonepeak
Stonepeak is a leading alternative investment firm specializing in infrastructure and real assets with approximately $49.3 billion of assets under management. Through its investment in defensive, hard-asset businesses globally, Stonepeak aims to create value for its investors and portfolio companies, and to have a positive impact on the communities in which it operates. Stonepeak sponsors investment vehicles focused on private equity and credit. The firm provides capital, operational support, and committed partnership to sustainably grow investments in its target sectors, which include communications, energy transition, transport and logistics, and social infrastructure. Stonepeak is headquartered in New York with offices in Austin, Hong Kong, Houston, London and Sydney. For more information, please visit www.stonepeak.com.

Cautionary Language Regarding Forward-Looking Statements
This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. We have based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, statements regarding the proposed closing of the transaction described above, the ability to satisfy the closing conditions to the proposed transaction, the delivery of full purchase price consideration by the affiliated investment vehicles and the value and future investment activities of our U.S. data center business. These forward-looking statements involve a number of risks and uncertainties. For important factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2021 under the caption “Risk Factors” and in other filings we make with the Securities and Exchange Commission. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

FOR MORE INFORMATION

ATC
Adam Smith
Senior Vice President, Investor Relations
(617) 375-7500
investor.relations@americantower.com

Stonepeak
Kate Beers
(646) 540-5225
beers@stonepeak.com

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